Exhibit 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                    Delivered 02:00PM 03/11/2008
                                                     FILED 01:48PM PM 03/11/2008
                                                    SRV 080304032 - 4517108 FILE

                          CERTIFICATE OF INCORPORATION

     FIRST: The name of this corporation shall be: MAVEN MEDIA HOLDINGS, INC.

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Country of New Castle, Delaware, 19808. The name of its registered agent at such address is THE COMPANY CORPORATION.

     THIRD:  The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue, is eighty million (80,000,000)shares of common stock with a par value of $0.0001.

     The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

     FIFTH: The name and mailing address of the incorporator is as follows:

                             The Company Corporation
                              2711 Centerville Road
                                    Suite 400
                              Wilmington, DE 19808

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 11th day of March, 2008.

                                     The Company Corporation
                                     Incorporator


                                     By:  /s/ Sparkle Harding
                                        ---------------------------
                                     Name: Sparkle Harding
                                           Assistant Secretary